Exhibit 10.29

DaVita Inc.

Deferred Bonus Plan

Article I

Establishment, Purpose, and Effective Date

This Deferred Bonus Plan (“Plan”) is established by DaVita Inc. (“Company”) for the purpose of providing unfunded deferred compensation for a select group of employees of the Company. The effective date of the Plan is December 1, 2003.

Article II

Contributions and Vesting

2.1 Eligibility. The administrative Committee of the Plan (“Committee”), the members of which will be appointed by the Board of Directors of the Company, shall select (a) those employees who are eligible to participate in the Plan (“Participants”) and (b) the dates on which their participation shall commence. Alternatively, the Committee may delegate those tasks.

2.2 Contributions.

(a) The Company shall make contributions to the Plan. The Company shall have complete discretion as to the amount and timing of any such contributions. The amount of contributions (and the earnings on those amounts) on behalf a Participant shall be held in a separate account for that Participant. The amount of the contribution to be allocated to each Participant will be determined by the Committee.

(b) Participants are not permitted to make contributions to the Plan.

2.3 Vesting.

(a) Subject to the following rules of this Section 2.3, Participants shall obtain a vested right to the contributions (and the earnings on those amounts) on their behalf at the rate of one-third on each anniversary of the date on which the contribution was actually made (“Vesting Date”).

(b) Participants who die or become Disabled (as that term is defined in the Company’s long-term disability plan) while employed by the Company will automatically become fully vested in all the amounts in their accounts on that date.

(c) On the date of a Change in Control of the Company (as that term is defined in the Appendix), all current employees will become fully vested.

(d) On the date of a Reduction in Force (as that term is defined in the Appendix), all affected employees will become fully vested.

(e) If a Participant’s employment terminates under conditions where some or all of his or her benefit is not fully vested, the unvested portion will be immediately and permanently forfeited. The forfeitures will be used in the manner prescribed by the Committee, except that no amounts may be returned to the Company. It is anticipated that the forfeitures will be:

(i) First used to pay Plan administrative expenses, with

(ii) Any remaining amounts allocated to the remaining Participants at the time of Plan termination. This allocation will be made in the same ratio as the original contribution was made among those individuals.

Article III

Investments

3.1 Initial Period. From the effective date of the Plan until approximately February 1, 2004, the assets of the Plan will be invested as directed by the Committee.

3.2 Subsequent Periods. Beginning in early 2004, Participants will be able to direct the investment of the amounts in their accounts. Such investment direction will be made pursuant to such rules and procedures as may be prescribed by the Committee. It is anticipated that those rules will provide as follows:

(a) Participants will be able to change their investment choices on a daily basis;

(b) Any investment elections must apply to a whole percentage of the Participant’s account balance;

(c) The Committee will prepare a list of permitted investments, and may change them at any time; and

(d) Participants will receive quarterly benefit statements.

Article IV

Payment of Benefits

4.1 Form of Payment. Benefits under the Plan will be paid in the form of a lump sum distribution of cash equal to the vested portion of the Participant’s account as adjusted to reflect investment gains or losses.

4.2 Timing of Payment.

(a) Each Participant’s benefit shall be (i) valued as of the date on which vesting occurs, and (ii) paid as soon as administratively possible thereafter.

(b) Pursuant to such rules and procedures as may be prescribed by the Committee, a Participant may elect to delay the distribution of some or all of his or her vested benefit to another Vesting Date.

4.3 In-Service Withdrawals. Participants may not borrow funds or receive hardship distributions from the Plan.

4.4 Payees under Legal Disability.

(a) If any payee is a minor, or if the Committee reasonably believes that any payee is legally incapable of giving a valid receipt and discharge for any payment due him or her, the Committee may have the payment made to the person (or persons or institution) whom it reasonably believes is caring for or supporting the payee.

(b) Any such payment shall be a payment for the benefit of the payee and shall be a complete discharge of any liability under the Plan to the payee.

4.5 Payment of Benefits. The Company (or its delegate) shall make all payments under the Plan by delivering them in person or by mailing them to the last address of the Participant. In the case of the death of the Participant, the payment will be made to his or her surviving spouse. If a deceased Participant does not have a surviving spouse, the payment will be made to his or her estate. Each Participant shall be responsible for furnishing the Committee with his or her current address.

4.6 Withholdings.

(a) Any payments from the Plan may be subject to withholding for taxes as may be required by any applicable federal or state law.

(b) The Company shall have the right to withhold from benefit payments any amounts that the Participant owes to the Company.

4.7 Forfeiture of Payments. A Participant’s benefit under the Plan will be forfeited if the Participant violates the non-solicitation rules set forth in the Appendix. If the Participant has already received payment of his or her benefit under the Plan at the time the violation is discovered, then the Participant must repay to the Plan the amount of that benefit.

Article V

Benefits Unfunded

5.1 Benefits Unfunded.

(a) The benefits under this Plan shall not be funded, but shall constitute an unsecured liability payable, when due, by the Company out of its general assets. Participants shall have the status of unsecured creditors insofar as their claims for benefits under the Plan.

(b) Participants shall have no security interest or preferred claim in or to the assets of the Plan.

5.2 Grantor Trust.

(a) Although the Company is responsible for the payment of all benefits under the Plan, the Company may, in its discretion, contribute funds or assets to a grantor trust for the purpose of paying benefits under this Plan. Such trust may be irrevocable, but assets of the trust shall be subject to the claims of creditors of the Company.

(b) To the extent any benefits provided under the terms of the Plan are actually paid from the trust, the Company shall have no further obligation with respect to those benefits. To the extent any benefits provided under the terms of the Plan are not paid from the trust, such benefits shall remain the obligation of and shall be paid by the Company.

Article VI

Plan Administration

6.1 Administrative Powers. The Committee shall have all powers necessary to administer the Plan. In addition to any powers and authority conferred on the Committee elsewhere in the Plan or by law, the Committee shall have the following powers and authority:

(a) To designate agents to carry out responsibilities relating to the Plan;

(b) To administer, interpret, and answer all questions which may arise under this Plan;

(c) To handle claims for benefits;

(d) To establish rules and procedures from time to time for the conduct of its business and for the administration of the Plan; and

(e) To perform or cause to be performed such further acts as it may deem to be necessary, appropriate, or convenient in connection with the operation of the Plan.

6.2 Finality of Actions. Any action taken by the Committee in the exercise of authority conferred upon it by this Plan shall be binding upon the Participant and all parties claiming through him or her. All discretionary powers conferred upon the Committee shall be absolute.

6.3 Indemnification. To the maximum extent permitted by law, the Company shall indemnify the Committee and any other employee of the Company with duties under the Plan who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed proceeding, whether civil, criminal, administrative, or investigative, against any losses reasonably incurred by him or her by reason of his or her conduct in the performance of his or her duties under the Plan, unless the person was grossly negligent or failed to act in good faith.

Article VII

Miscellaneous Matters

7.1 Amendment and Termination. The Company expects the Plan to be terminated during December of 2006. However, because future conditions affecting the Company cannot be anticipated or foreseen, the Company reserves the right to amend, modify, or terminate the Plan at any prior time. Any amendment must be effected by means of a written instrument executed by the Company. Upon termination of the Plan, all benefits shall become payable immediately.

7.2 Benefits Not Alienable. Benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily.

7.3 No Enlargement of Employee Rights. Nothing contained in the Plan shall be deemed to (a) give any Participant the right to be retained in the employ of the Company or (b) interfere with the right of the Company to discharge any Participant at any time.

7.4 Governing Law. To the extent not preempted by federal law, the Plan shall be construed so as to comply with the provisions of California law.

7.5 Requirement of Release. In the case of a contested claim for benefits, the Committee may require, as a precondition to the entitlement of any claims for benefits, that the Claimant execute an agreement releasing any claims he or she asserts that he or she has against the Company, Plan, the Committee, and all other affected parties.

In Witness Whereof, the Company has caused this instrument to be executed.

DaVita Inc.

By:

Title:

Date:

Appendix

Definitions

Change of Control “Change of Control” shall mean:

(a) Any transaction or series of transactions in which any person or group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934 (“Exchange Act”) and Sections 13(d) and 14(d) of the Exchange Act becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than fifty percent (50%) of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of Company (including any transaction in which Company becomes a wholly-owned or majority-owned subsidiary of another corporation);

(b) Any merger or consolidation or reorganization in which Company does not survive;

(c) Any merger or consolidation in which Company survives, but the shares of Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of Company after such merger or consolidation, and

(d) Any transaction in which more than 50% of Company’s assets are sold.

Competitor. “Competitor” shall mean any individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity that provides dialysis services and nephrology-related services provided by Company at any time during the period of the employee’s employment, including, but not limited to, hemodialysis, acute dialysis, apheresis services, peritoneal dialysis of any type, staff-assisted hemodialysis, home hemodialysis, dialysis-related laboratory and pharmacy services, access-related services, Method II dialysis supplies and services, nephrology practice management, or renal physician/center network management, and any other services or treatment for persons diagnosed as having end stage renal disease (“ESRD”) or pre-ESRD, including any dialysis services provided in an acute hospital. The term “ESRD” shall have the same meaning as set forth in Title 42, Code of Federal Regulations Section 405.2101 et. seq. or any successor thereto.

Reduction in Force. “Reduction in force” shall mean the involuntary termination of two or more employees at the same time as a result of:

(a) A complete elimination of a department or a dialysis center due either to the shutting down of that department or dialysis center or to the transfer of the function of that department or dialysis center to another location; or

(b) A reduction in the workforce caused by a decrease in business.

Non-Solicitation Rules

Non-Solicitation of Employees.

(a) Participant promises and agrees that Participant will not, for a period of one (1) year after the termination of employment, directly or indirectly, solicit any of Company’s employees to work for any Competitor.

(b) Participant also agrees that during the period of his or her employment and for a period of one (1) year after the termination of employment, directly or indirectly, that Participant will not hire any of Company’s employees to work (as an employee or an independent contractor) for Competitor.

(c) In addition, Participant agrees that during Participant’s period of employment with the Company and for a period of one (1) year after termination of employment, directly or indirectly, that Participant will not take any action that may reasonably result in any of Company’s employees going to work (as an employee or an independent contractor) for any Competitor.

Other Non-Solicitation Obligations. Participant promises and agrees that during the term of his or her employment with the Company and for a period of one (1) year after the termination of employment for any reason, Participant will not, directly or indirectly:

(a) Induce any patient or customer of Company, either individually or collectively, to patronize any Competitor;

(b) Request or advise any patient, customer, or supplier of Company to withdraw, curtail, or cancel such person’s business with Company;

(c) Enter into any contract for the purpose or result of which would benefit Participant if any patient or customer of Company were to withdraw, curtail, or cancel such person’s business with Company;

(d) Solicit, induce, or encourage any physician (or former physician) affiliated with Company or induce or encourage any other person under contract with Company to curtail or terminate such person’s affiliation or contractual relationship with Company;

(e) Disclose to any person the names or addresses of any patient or customer of Company or of any physician (or former physician) affiliated with Company; or

(f) Disparage the Company or any of its agents, employees, or affiliated physicians in any fashion.